UNUM GROUP SENIOR EXECUTIVE RETIREMENT PLAN

As Amended and Restated Effective January 1, 2008

TABLE OF CONTENTS
Page
ARTICLE I    Definitions    1

ARTICLE II    Executive Plan Benefits    3
2.01    Eligibility    3
2.02    Accrued Executive Benefit    3
2.03    Special Rule for Disability    5
2.04    Death Benefit    5
2.05    Grandfathered Benefits    5

ARTICLE III    Distributions    5
3.01    Form and Time    5
3.02    Distributions Upon Death    6
3.03    Distributions to Key Employees    6
3.04    Distributions Pursuant to Transition Elections    6
3.05    Distributions Pursuant to Domestic Relations Orders    7
3.06    Other Limitations    7

ARTICLE IV    Administration    7
4.01    Administrative Committee    7
4.02    Action By Committee    7
4.03    Delegation    7
4.04    Claims Procedures    7
4.05    Indemnification    8

ARTICLE V    Miscellaneous    8
5.01    Amendment and Termination of Plan    8
5.02    Employee Status    8
5.03    Funding    9
5.04    Actuarial Equivalence    9
5.05    Assignment    9
5.06    Taxes    9
5.07    Plan Documents    9
5.08    Governing Law    9

UNUM GROUP SENIOR EXECUTIVE RETIREMENT PLAN
Preamble
The Unum Group Senior Executive Retirement Plan (the “Plan”) set forth herein is effective generally January 1, 2008. The Plan was originally adopted effective July 14, 1989, and was last amended and restated effective generally January 1, 2005.
The primary purpose of the Plan is to establish a competitive level of retirement income for designated senior executives of Unum Group and its affiliated companies. Participation in the Plan is limited to a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974, as amended.
Article I.Definitions
1.01    “Affiliate” means any corporation which is an affiliate of the Company as defined in the Qualified Plan.
1.02    “Board” or “Board of Directors” means the Board of Directors of the Company, or any person or persons to whom the Board delegates all or part of its authority under this Plan.
1.03    “Code” means the Internal Revenue Code of 1986, as amended from time to time.
1.04    “Committee” means the Human Capital Committee of the Board of Directors, or any other committee which shall be appointed by and serve at the discretion of the Board to administer the Plan.
1.05    “Company” means Unum Group.
1.06    “Earnings” means a Participant’s earnings as defined in the Qualified Plan, except that Earnings shall be determined without regard to the limit on the amount of compensation that may be taken into account under Code Section 401(a)(17), plus amounts deferred by the Participant under any nonqualified deferred compensation plan of the Company or a Participating Affiliate.
1.07    “Effective Date” of this amendment and restatement means January 1, 2008, except as may be otherwise indicated herein or required by applicable law.
1.08    “Eligibility Date” means the later of (1) the date on which a Participant attains age sixty (60) and (2) the date on which he or she terminates employment with the Company and its Affiliates; provided that, if the Participant has made a transition election described in Section 3.04, his or her Eligibility Date shall be the date selected therein.
1.09    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
1.10    “Executive Plan Benefit” means the benefit payable to or on account of a Participant under Article III of this Plan.

1.11    “Executive Service” means a Participant’s benefit service as defined in the Qualified Plan that is earned either (a) before the Participant commenced participation in this Plan or (b) during his or her active participation in this Plan. Any years of such benefit service earned after he or she ceases to be an active Participant in this Plan pursuant to Section 1.14 shall not be included in his or her Executive Service.
1.12    “Final Average Earnings” means a Participant’s final average earnings as defined in the Qualified Plan, but determined by reference to his or her Earnings under this Plan. For purposes of determining Final Average Earnings, a Participant’s Earnings for each Plan Year ending after he or she commences participation in the Plan shall be taken into account, without regard to whether such Plan Year is included in his or her Executive Service, provided that he or she is credited with benefit service under the Qualified Plan for such year.
1.13    “Key Employee” means a key employee as defined in Code Section 416(i) and the regulations thereunder, without regard to Code Section 416(i)(5). For purposes of the Plan:
(a)    The compensation taken into account for Key Employee determinations shall be “Section 415 Compensation” as defined in the Qualified Plan; and
(b)    Whether a Participant is a Key Employee on his or her termination of employment date or date of death, whichever applies, shall be determined in accordance with Treas. Reg. § 1.409A-1(i), or any successor thereto. The identification date shall be December 31, and the identification shall apply for the 12-month period beginning on the next following April 1 (the specified employee effective date).
1.14    “Participant” means, as of the Effective Date, Thomas R. Watjen. The Committee may designate additional Participants from time to time after the Effective Date to receive such benefits under the Plan as are determined by the Committee. Each Participant shall remain an active Participant under the Plan until the earliest of the following dates:
(a)    the date of his or her retirement under this Plan, death, or other termination of employment;
(b)    the date on which he or she ceases to be a Participant designated by the Committee; and
(c)    the date on which he or she ceases to be a member of a select group of highly compensated and management employees within the meaning of ERISA.
1.15    “Participating Affiliate” means any Affiliate that has adopted the Plan with the consent of the Board of Directors.
1.16    “Plan” means the Unum Group Senior Executive Retirement Plan as set forth herein and as amended from time to time hereafter.
1.17    “Qualified Plan” means the Unum Group Pension Plan, as amended and restated effective January 1, 2005, and as amended from time to time thereafter.

1.18    “Qualified Plan Benefit” means a Participant’s accrued retirement benefit under the Qualified Plan.
1.19    “Termination of employment” and “terminates employment” mean or refer to a severing of the employment relationship between an individual and the Company and all Affiliates where all parties reasonably anticipate that no further services will be performed after the termination date or that the level of bona fide services the individual will perform after such date (either as an employee or an independent contractor) will permanently decrease to no more than 20 percent of the average level of bona fide services performed (either as an employee or independent contractor) over the immediately preceding 36-month period or the full period of service for the Company and all Affiliates, if less than 36 months. A termination of employment does not occur if the individual is on military leave, sick leave, or other bona fide leave of absence, provided the leave of absence does not exceed 6 months or such longer period as the individual retains a right to reemployment pursuant to statute or contract, and there is a reasonable expectation that the individual will return to perform services for the Company or any Affiliate. This Section shall be interpreted and applied in accordance with Treasury Regulation Section 1.409A-1(h).
1.20    “Vested” means, in the case of the Participant as of the Effective Date, that he is fully vested in his or her Qualified Plan Benefit. In the case of any Participant designated by the Committee after the Effective Date, “Vested” means that he or she both is credited with at least five years of vesting service under the Qualified Plan and has attained his or her earliest retirement date under the Qualified Plan before his or her termination of employment.
Article II.    Executive Plan Benefits
2.01    Eligibility.
(a)    A Vested Participant shall be entitled to receive an Executive Plan Benefit as of his or her Eligibility Date. The amount of such benefit shall be determined in accordance with Section 2.02 and, if applicable, Section 2.03.
(b)    If a Vested Participant dies prior to his or her Eligibility Date, and is survived by a spouse, then a death benefit shall be payable with respect to the Participant in accordance with Section 2.04; provided that, in the case of any Participant designated by the Committee after the Effective Date, he or she has not terminated employment as of the date of death. If a Participant dies after Plan benefits commence, then a death benefit shall be payable with respect to such Participant only to the extent provided by the form in which such benefit is being paid.
(c)    A Participant who terminates employment with the Company and all Affiliates prior to becoming Vested shall not be eligible to receive any Executive Plan Benefits.
2.02    Accrued Executive Benefit.
(a)    A Participant’s accrued monthly Executive Plan Benefit as of his or her Eligibility Date shall equal 1/12th of X - Y - Z, where

X	equals 2.5 percent of the Participant’s Final Average Earnings, multiplied by his or her years of Executive Service (up to twenty (20) years) and by the appropriate factor set forth in (b) below.

Y
equals one hundred percent (100%) of the Participant’s accrued Qualified Plan Benefit as of such date, in the form of a Life Income Benefit (as defined in the Qualified Plan), assuming that payment commences on the Eligibility Date and determined in accordance with all applicable provisions of the Qualified Plan.

Z    equals one hundred percent (100%) of the Participant’s accrued monthly benefit under the Unum Group Supplemental Pension Plan as of such date, in the form of a Life Income Benefit (as defined in the Qualified Plan), assuming that payment commences on the Eligibility Date and determined in accordance with all applicable provisions of the Supplemental Pension Plan.
(b)    The applicable factor for X above shall be determined based on the Participant’s age at benefit commencement, and, in the case of any Participant who may be designated by the Committee after the Effective Date, his or her date of Plan eligibility, as follows.
(1)    The following factors apply solely with respect to the Participant as of the Effective Date:

Attained Age in Years and Full Months at Benefit Commencement Date	Factor
60 But Less Than 65 Years	1.00
59 But Less Than 60 Years	0.95
58 But Less Than 59 Years	0.90
57 But Less Than 58 Years	0.85
56 But Less Than 57 Years	0.80
55 But Less Than 56 Years	0.75
For ages younger than sixty (60) years, the applicable factor shall be determined by interpolation between the factors applicable to whole years of age.

(2)    The following factors shall apply to any individual designated as a Participant after the Effective Date:

Attained Age in Years and Full Months at Benefit Commencement Date	Factor
62 But Less Than 65 Years	1.00
61 But Less Than 62 Years	0.95
60 But Less Than 61 Years	0.90
59 But Less Than 60 Years	0.85
58 But Less Than 59 Years	0.80
57 But Less Than 58 Years	0.75
56 But Less Than 57 Years	0.70
55 But Less Than 56 Years	0.65
For ages younger than sixty-two (62) years, the applicable factor shall be determined by interpolation between the factors applicable to whole years of age.

2.03    Special Rule for Disability. If a Vested Participant terminates employment with the Company and its Affiliates on account of total disability as defined in the Qualified Plan, and such termination occurs before his or her Eligibility Date, then the Participant’s Earnings and Executive Service shall be adjusted for purposes of Section 3.02, in the same manner in which his or her earnings and benefit service are adjusted on account of total disability under the Qualified Plan.
2.04    Death Benefit. The monthly benefit payable to the surviving spouse of a Vested Participant who dies before his or her Eligibility Date shall be equal to the benefit that would have been payable to such spouse under the 66⅔% Joint and Contingent Income Benefit described in Section 3.01(b), based on the following assumptions:
(a)    In the case of a Participant who dies after attaining age sixty (60), such Participant had terminated employment and commenced Executive Plan Benefit payments immediately before his or her death, or
(b)    In the case of a Participant who dies prior to attaining age sixty (60), such Participant had terminated employment on the earlier of his or her actual termination date or date of death, survived to age sixty (60), and commenced Executive Plan Benefit payments on the day immediately prior to his or her death.
2.05    Grandfathered Benefits. If a Participant terminated employment with the Company and all Affiliates before January 1, 2005, then his or her rights and benefits shall not be determined under this amended and restated Plan, but shall be determined strictly in accordance with the terms of the Plan as in effect on December 31, 2004, including, but not limited to, all provisions relating to the amount, time of payment and form of distribution of Executive Plan Benefits.

Article III.    Distributions
3.01    Form and Time. Except as provided in Section 3.04, a Participant’s Executive Plan Benefit shall commence to be distributed to the Participant as of the first day of the month next following his or her Eligibility Date under Section 2.01(a), and the form of payment shall be determined by the Participant’s marital status on the benefit commencement date.
(c)    If the Participant is not married on the benefit commencement date, the Executive Plan Benefit shall be a Life Income Benefit. The Life Income Benefit provides a monthly benefit payable for the Participant’s life and ceases with the monthly payment due immediately preceding the Participant’s death.
(d)    If the Participant is married on the benefit commencement date, the Executive Plan Benefit shall be an actuarially equivalent 66⅔% Joint and Contingent Income Benefit. The 66⅔% Joint and Contingent Income Benefit provides a monthly benefit payable for the Participant’s life, and, if the Participant predeceases his or her spouse, a monthly survivor benefit payable for the further life of the spouse equal to sixty-six and two thirds percent (66⅔%) of the monthly benefit payable during the Participant’s life. Benefit payments shall cease with the monthly payment due immediately preceding the later of the Participant’s death and the Participant’s spouse’s death.
3.02    Distributions Upon Death. In the event of a Participant’s death before commencement of his or her Executive Plan Benefit, the pre-retirement death benefit payable to the Participant’s surviving spouse shall commence as of the first day of the month next following the Participant’s date of death or, if later, the date on which he or she would have attained age sixty (60), in the form of a monthly benefit for the surviving spouse’s lifetime.
3.03    Distributions to Key Employees. Effective January 1, 2005, notwithstanding any other provision of the Plan to the contrary, in the case of a Participant who is a Key Employee on his or her termination of employment date, distributions shall commence as of the later of:  (a) the date distributions otherwise would begin without regard to this Section 3.03 and (b) the six-month anniversary of the Participant’s termination of employment date or, if earlier, the Participant’s date of death. No interest shall be accrued during the six-month period if benefit commencement is postponed pursuant to subsection (b) and Code Section 409(A)(a)(2)(B)(i).
3.04    Distributions Pursuant to Transition Elections.
(a)    Notwithstanding Section 3.01 to the contrary, effective January 1, 2007, each Participant described in subsection (b) shall be permitted to make a one-time irrevocable election regarding the time and form of distribution of his or her total Executive Plan Benefit. The election shall be made before December 31, 2007 (or such earlier date as the Committee shall specify), in accordance with procedures established by the Committee pursuant to IRS Notice 2005-1, Q&A-19(c), IRS Notice 2006-79 § 3.02, and the transition rules set forth at 72 Fed. Reg. 19,272. Distributions that commence before January 1, 2008, shall be determined in accordance with the provisions of the Plan as in effect on December 31, 2004.

(b)    A Participant is eligible to make a transition election if he or she meets all of the following requirements: (1) the Participant has an accrued Executive Plan Benefit attributable to Plan Years before 2008; (2) he or she is an active Participant accruing benefits under the Plan for the 2007 Plan Year and remains employed by the Company and its affiliates on December 31, 2007; and (3) distributions to the Participant have not commenced before January 1, 2008. Notwithstanding the foregoing, if the Participant also participates in the Unum Group Supplemental Pension Plan, he or she shall be permitted only one transition election, which, if made, shall determine the time and form of benefit payments with respect to the Participant under both plans.
3.05    Distributions Pursuant to Domestic Relations Orders. The distribution of benefits under the Plan shall be subject to the terms of any domestic relations order with respect to a Participant that is either –
(a)    A domestic relations order regarding this Plan that the Committee determines would be a qualified domestic relations order within the meaning of Code § 414(p) if this Plan were a tax-qualified retirement plan; or
(b)    A domestic relations order regarding the Participant’s aggregate benefits under this Plan and the Qualified Plan that has been determined by the Qualified Plan administrator to be a qualified domestic relations order within the meaning of Code § 414(p).
3.06    Other Limitations. The Committee may require a claimant for a distribution hereunder to furnish such information as it may reasonably request, and may delay the commencement of a distribution, if necessary, until such information is made available. Under no circumstances shall a Executive Plan Benefit be paid except on account of a Participant’s retirement or other termination of employment, or death, or pursuant to a domestic relations order with respect to the Participant.
Article IV.    Administration
4.01    Administrative Committee. The Committee shall have complete discretionary authority to control and manage the operation and administration of the Plan and to construe Plan provisions. Subject to the provisions of the Plan, the Committee from time to time may establish rules for the administration and interpretation of the Plan. The final determination of the Committee as to any disputed questions shall be conclusive and binding upon all parties. All actions, decisions and interpretations of the Committee in administering the Plan shall be made in a uniform and nondiscriminatory manner.
4.02    Action By Committee. A majority of the Committee shall constitute a quorum, and an action of the majority present at any meeting shall be deemed the action of the Committee. Any member of the Committee may participate in a meeting of the Committee through conference telephone or similar communications equipment by means of which all individuals participating in the meeting can hear each other. Any action of the Committee may be taken without a meeting if all members of the Committee sign written consents setting forth the action taken or to be taken, at any time before or after the intended effective date of such action.
4.03    Delegation. The Committee may authorize one or more of its members to execute or deliver any instrument, make any payment or perform any other act which the Plan authorizes or requires the Committee to do. The Committee may employ counsel and other agents, may delegate ministerial duties to such agents or to employees of the Company and may procure such clerical, accounting, actuarial, consulting and other services as it may require in carrying out the provisions of the Plan.
4.04    Claims Procedure. If an application for a benefit (“claim”) is denied by the Committee, the Committee shall give written notice of such denial to the applicant, by certified or registered mail, within ninety (90) days after the claim was filed with the Committee; provided, however, that such 90-day period may be extended to one hundred eighty (180) days by the Committee if it determines that special circumstances exist which require an extension of the time required for processing the claim. Such denial shall set forth:
(a)    the specific reason or reasons for the denial;
(b)    the specific Plan provisions on which the denial is based;
(c)    any additional material or information necessary for the applicant to perfect the claim and an explanation of why such material or information is necessary; and
(d)    an explanation of the Plan’s claim review procedure.
Following receipt of such denial, the applicant or his or her duly authorized representative may:
(aa)    request a review of the denial by filing a written application for review with the Committee within sixty (60) days after receipt by the applicant of such denial;
(bb)    review documents pertinent to the claim at such reasonable time and location as shall be mutually agreeable to the applicant and the Committee; and
(cc)    submit issues and comments in writing to the Committee relating to its review of the claim.
The Committee shall, after consideration of the application for review, render a decision and shall give written notice thereof to the applicant, by certified or registered mail, within sixty (60) days after receipt by the Committee of the application for review; provided, however, that such 60-day period may be extended to one hundred twenty (120) days by the Committee if it determines that special circumstances exist which require an extension of the time required for processing the application for review. Such notice shall include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based.
4.05    Indemnification. The Company and the Participating Affiliates shall indemnify and hold harmless each member of the Committee against all expenses and liabilities arising out of his or her acts or omissions with respect to the Plan, provided such member would be entitled to indemnification pursuant to the bylaws of the Company or the affected Participating Affiliate, as the case may be.
Article V.    Miscellaneous
5.01    Amendment and Termination of Plan. The Board may at any time, in its sole discretion, terminate this Plan or amend the Plan in whole or in part. No such termination or amendment shall affect the right of any Participant or his or her spouse or designated beneficiary to receive a benefit under the terms of this Plan on the date immediately preceding such termination or amendment.
5.02    Employee Status. Nothing contained herein shall confer upon any Participant the right to be retained in the service of the Company and its Affiliates or any other right not expressly provided for herein, nor shall the existence of this Plan impair the right of the Company and its Affiliates to discharge or otherwise deal with a Participant.
5.03    Funding. This Plan is unfunded for purposes of the Code and Title I of ERISA and is not intended to meet the requirements of Code Section 401(a). The Plan constitutes a mere promise by the Company and the Participating Affiliates to pay benefits in the future, and a Participant hereunder shall have no greater rights than a general, unsecured creditor of the Company and the Participating Affiliates. The Company and each Participating Affiliate shall be solely responsible for the payment of benefits with respect to its own employees who are Participants in the Plan.
5.04    Actuarial Equivalence. Actuarial equivalence of the aggregate amounts expected to be received under different forms of benefit payment shall be determined in accordance with the actuarial assumptions specified in the Qualified Plan.
5.05    Assignment. To the maximum extent permitted by law, no benefit under this Plan shall be assignable or subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, attachment, or encumbrance of any kind.
5.06    Taxes. Any and all taxes that may be due and owing with respect to any payment under the Plan shall be the sole responsibility of the persons to whom and for whose benefit such payment is made, provided, however, that the Company shall withhold from any amount payable under the Plan all amounts that are required by law to be withheld.
5.07    Plan Documents. Each Participant shall receive a copy of this Plan and the Committee shall make available for inspection by the Participant a copy of any rules and regulations adopted by the Committee in administering the Plan.
5.08    Governing Law. This Plan is established under and shall be construed according to the laws of the State of Tennessee, except to the extent such laws may be preempted by ERISA.

IN WITNESS WHEREOF, Unum Group has caused this document to be executed by its duly authorized officer on this 18th day of December, 2007, to be generally effective as of January 1, 2008.
WITNESS:                        UNUM GROUP

/s/ Anne L. Dyer                    By /s/ Eileen C. Farrar
Its SVP, Human Resources